Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Beacon Roofing Supply, Inc. for the registration of 15,171,964 shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2023, with respect to the consolidated financial statements of Beacon Roofing Supply, Inc., and the effectiveness of internal control over financial reporting of Beacon Roofing Supply, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

August 7, 2023